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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
________________________________________________________________________________
1.   Name and Address of Reporting Person*

   Gotimer                          William             George, Jr.
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   (Last)                           (First)             (Middle)

                            157 East 57th Street, 19D
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                                    (Street)

  New York                            NY                 10022
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   (City)                           (State)              (Zip)

________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

                           Trailer Bridge, Inc. (TRBR)
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

________________________________________________________________________________
4.   Statement for Month/Day/Year

                                February 28, 2003
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)

================================================================================
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

                           General Counsel & Secretary
                           ---------------------------
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                   5.
                                                                                                   Amount of
                                                                                                   Securities   6.
                                                                   4.                              Beneficially Owner-
                                                                   Securities Acquired (A) or      Owned        ship
                                           2A.        3.           Disposed of (D)                 Following    Form:     7.
                              2.           Deemed     Transaction  (Instr. 3, 4 and 5)             Reported     Direct    Nature of
                              Trans-       Execution  Code         ------------------------------- Trans-       (D) or    Indirect
1.                            action       Date,      (Instr. 8)                  (A)              action(s)    Indirect  Beneficial
Title of Security             Date         if any     ------------                or               (Instr.      (I)       Ownership
(Instr. 3)                    (mm/dd/yy)   (mm/dd/yy) Code     V      Amount      (D)    Price     3 & 4)       (Instr.4) (Instr. 4)
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Common Stock                  02/28/03                P        V      250         A      $2.24     54,692       D
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                                                                                                                          Through
Common Stock                                                                                       12,100       I         IRA
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                                                                                        Total      66,792
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====================================================================================================================================

*    If the Form is filed by more than one Reporting Person, see Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                          (Over)
(Form 4-07/98)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of Deriv- Form
               2.                                                                                         ative
               Conver-                            5.                            7.                        Secur-    Deriv-  11.
               sion                               Number of                     Title and Amount          ities     ative   Nature
               or               3A.               Derivative   6.               of Underlying     8.      Bene-     Secur-  of
               Exer-            Deemed   4.       Securities   Date             Securities        Price   ficially  ity:    In-
               cise     3.      Execu-   Trans-   Acquired (A) Exercisable and  (Instr. 3 and 4)  of      Owned     Direct  direct
               Price    Trans-  tion     action   or Disposed  Expiration Date  ----------------  Deriv-  Following (D) or  Bene-
1.             of       action  Date,    Code     of(D)        (Month/Day/Year)          Amount   ative   Reported  In-     ficial
Title of       Deriv-   Date    if any   (Instr.  (Instr. 3,   ----------------          or       Secur-  Trans-    direct  Owner-
Derivative     ative    (Month/ (Month/    8)       4 and 5)    Date    Expira-          Number   ity     action(s) (I)     ship
Security       Secur-   Day/    Day/     ------   ------------ Exer-    tion             of       (Instr  (Instr.   (Instr. (Instr.
(Instr. 3)     ity      Year)   Year)    Code V    (A)   (D)   cisable  Date     Title   Shares    5)     4)        4)       4)
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Option to
Purchase (1)   $10.00                                          7/29/98  7/22/07  Com     10,205           10,205    D
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Option to
Purchase (1)   $10.00                                          7/29/99  7/22/07  Com     10,205           10,205    D
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Option to
Purchase (1)   $10.00                                          7/29/00  7/22/07  Com     10,205           10,205    D
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Option to
Purchase (1)   $10.00                                          7/29/01  7/22/07  Com     10,205           10,205    D
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Option to
Purchase (1)   $10.00                                          7/29/02  7/22/07  Com     10,205           10,205    D
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Option to
Purchase (2)   $10.00                                          1/16/99  1/16/08  Com      3,000            3,000    D
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Option to
Purchase (2)   $10.00                                          1/16/00  1/16/08  Com      3,000            3,000    D
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Option to
Purchase (2)   $10.00                                          1/16/01  1/16/08  Com      3,000            3,000    D
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Option to
Purchase (2)   $10.00                                          1/16/02  1/16/08  Com      3,000            3,000    D
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Option to
Purchase (2)   $10.00                                          1/16/03  1/16/08  Com      3,000            3,000    D
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Option to
Purchase (3)   $ 2.25                                          3/23/00  3/23/09  Com      4,800            4,800    D
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Option to
Purchase (3)   $ 2.25                                          3/23/01  3/23/09  Com      4,800            4,800    D
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Option to
Purchase (3)   $ 2.25                                          3/23/02  3/23/09  Com      4,800            4,800    D
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Option to
Purchase (3)   $ 2.25                                          3/23/03  3/23/09  Com      4,800            4,800    D
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Option to
Purchase (3)   $ 2.25                                          3/23/04  3/23/09  Com      4,800            4,800    D
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Option to
Purchase (4)   $ 2.843                                         7/25/01  7/25/10  Com      7,680            7,680    D
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Option to
Purchase (4)   $ 2.843                                         7/25/02  7/25/10  Com      7,680            7,680    D
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Option to
Purchase (4)   $ 2.843                                         7/25/03  7/25/10  Com      7,680            7,680    D
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Option to
Purchase (4)   $ 2.843                                         7/25/04  7/25/10  Com      7,680            7,680    D
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Option to
Purchase (4)   $ 2.843                                         7/25/05  7/25/10  Com      7,680            7,680    D
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Option to
Purchase (5)   $ 2.88                                          5/10/03  5/10/12  Com      6,000            6,000    D
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Option to
Purchase (5)   $ 2.88                                          5/10/04  5/10/12  Com      6,000            6,000    D
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Option to
Purchase (5)   $ 2.88                                          5/10/05  5/10/12  Com      6,000            6,000    D
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Option to
Purchase (5)   $ 2.88                                          5/10/06  5/10/12  Com      6,000            6,000    D
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Option to
Purchase (5)   $ 2.88                                          5/10/07  5/10/12  Com      6,000            6,000    D
====================================================================================================================================


Explanation of Responses:

(1) Employee stock options under Rule 16b-3 plan. Options vest 20% per year beginning July 29, 1998.
(2) Employee stock options under Rule 16b-3 plan. Options vest 20% per year beginning January 16, 1999.
(3) Employee stock options under Rule 16b-3 plan. Options vest 20% per year beginning March 23, 2000.
(4) Employee stock options under Rule 16b-3 plan granted on July 25, 2000, subject to shareholder approval, which was obtained on May 16, 2001. Options vest 20% per year beginning July 25, 2001.
(5) Employee stock options under Rule 16b-3 plan. Options vest 20% per year beginning May 10, 2003.


       /s/ William G. Gotimer, Jr.                           March 3, 2003
---------------------------------------------            -----------------------
      William G. Gotimer, Jr.                                     Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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